EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-49164) pertaining to the 1991 Nonstatutory Stock Option Plan of AZZ incorporated, (Form S-8 No. 33-49158) pertaining to the 1991 Incentive Stock Option Plan of AZZ incorporated, (Form S-8 No. 333-92377) pertaining to the Employee Benefit Plan and trust of AZZ incorporated, (Form S-8 No. 333-31716) pertaining to the Independent Director Share Ownership Plan of AZZ incorporated, (Form S-8 No. 333-38470) pertaining to the 1998 Incentive Stock Option Plan, 1998 Nonstatutory Stock Option Plan and 1997 Nonstatutory Stock Option Grants of AZZ incorporated and (Form S-8 No. 333-48886) pertaining to the 2000 Advisory Director Share Ownership Plan of AZZ incorporated of our report dated September 13, 2002, with respect to the statements of net assets available for benefits of the AZZ incorporated Employee Benefit Plan & Trust as of February 28, 2002 and February 28, 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, line 4i - Schedule of Assets (Held at End of Year), which report is included in the Annual Report (Form 11-K) for the year ended February 28, 2002.

/s/ Whitley Penn

Fort Worth, Texas

December 30, 2003